Exhibit 99.2

RTW Investments, LP Issues Statement

Regarding Cutera's Special Meeting of Stockholders

RTW Investments Supports Good Corporate Governance

Requests the Board continue with the Special Meeting

New York, NY – (April 12, 2023) – RTW Investments, LP (“RTW”), which manages funds holding approximately 9.3% of the outstanding shares of Cutera, Inc. (the “Company”) (Nasdaq: CUTR), today announced that it was in favor of the Company holding the previously-called Special Meeting of Stockholders (the “Special Meeting”) for the purpose of reconstituting the Board of Directors (the “Board”) of the Company. RTW is concerned about the events that have transpired at the Company this past week, particularly with respect to the Board’s removal of David Mowry as the Chief Executive Officer (“CEO”) of the Company on April 11, 2023.

RTW would like the Board to act in the best interests of the Company’s stockholders and move forward with holding the Special Meeting so the voices of all stockholders may be heard. RTW believes that the market reaction to the removal of Mr. Mowry as CEO demonstrates the need for the Special Meeting and the lack of confidence in the Board. Additionally, in light of yesterday’s events, RTW believes the Company should re-open the director nomination period for the Company’s annual meeting of stockholders.

RTW also believes that the Board should not have terminated Mr. Mowry and that he should continue as CEO while the Board searches for his replacement. RTW asks the Board to immediately reinstate him as the interim CEO.

As one of the Company’s largest stockholders, RTW continues to believe that the Company’s innovative products can realize significant value for its stockholders with the right leadership.

About RTW Investments

RTW Investments, LP is a New York-based, global, full life-cycle investment firm that focuses on identifying transformational and disruptive innovations across the biopharmaceutical and medical technologies sectors. As a leading partner of industry and academia, RTW combines deep scientific expertise with a solution-oriented investment approach to advance emerging medical therapies by building and supporting the companies and/or academics developing them. For further information about RTW, please visit www.RTWfunds.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are statements that are not historical facts and may include projections and estimates and their underlying assumptions, statements regarding plans, objectives, intentions and expectations with respect to future financial results, events, operations, services, product development and potential, and statements regarding future performance. Forward-looking statements are generally identified by the words “expects”, “anticipates”, “believes”, “intends”, “estimates”, “plans”, “will be” and similar expressions. Although RTW believes that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties—many of which are difficult to predict and are generally beyond the control of RTW—that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. The forward-looking statements speak only as of the date hereof and, other than as required by applicable law, RTW does not undertake any obligation to update or revise any forward-looking information or statements.

Important Additional Information

This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. This press release does not recommend the purchase or sale of a security. There is no assurance or guarantee with respect to the prices at which any securities of the Company will trade, and such securities may not trade at prices that may be implied herein. In addition, this press release and the discussions and opinions herein are for general information only, and are not intended to provide investment advice.

Funds managed by RTW currently beneficially own shares of the Company. These funds buy and sell securities and intend to continue trading in the securities of the Company. You should assume such funds will from time to time sell all or a portion of their holdings of the Company in open market transactions or otherwise, buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls, swaps or other derivative instruments relating to such shares.

RTW’s beneficial ownership of shares of, and/or economic interest in, the Company may vary over time depending on various factors, with or without regard to RTW’s views of the Company’s business, prospects, or valuation (including the market price of the Company’s shares), including, without limitation, other investment opportunities available to RTW, concentration of positions in the portfolios managed by RTW, conditions in the securities markets and general economic and industry conditions. RTW also reserves the right to change the opinions expressed herein and its intentions with respect to its managed funds’ investment in the Company, and to take any actions with respect to its managed funds’ investment in the Company as it may deem appropriate, and disclaims any obligation to notify the market or any other party of any such changes or actions, except as required by law.